Exhibit 10.33

Grantee: ____________

Grant Date: _____ _______

No. of Restricted Shares: ________

ORION ENERGY SYSTEMS, INC.

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of the Grant Date specified above (the “Grant Date”) by and between Orion Energy Systems, Inc., a Wisconsin corporation (the “Company”), and the Grantee specified above (“Grantee”).

RECITALS

WHEREAS, the Company has selected Grantee to receive an award of restricted common stock of the Company (this “Restricted Stock Award”); and

WHEREAS, as a condition to the receipt by Grantee of this Restricted Stock Award, Grantee reaffirms and agrees to be bound by the confidentiality, inventions, non-solicitation and non-competition provisions set forth in prior agreements between the Grantee and the Company, which are incorporated by reference herein, in consideration for receipt of the Restricted Stock Award pursuant hereto, continued employment, and other good and valuable consideration.

AGREEMENT

NOW, THEREFORE, IT IS AGREED, by and between the Company and Grantee, as follows:

1.
Award of Restricted Stock
1.1
Effective as of the Grant Date, the Company hereby grants to Grantee an award of the number of shares of restricted common stock of the Company specified above (“Restricted Stock”), subject to, and in accordance with, the restrictions, terms and conditions set forth in this Agreement.
1.2
This Restricted Stock Award is conditioned upon Grantee’s acceptance of the terms of this Agreement and any other agreement incorporated herein, as evidenced by Grantee’s execution of this Agreement or by Grantee’s electronic acceptance of this Agreement in a manner and during the time period allowed by the Company. If the terms of this Agreement are not timely accepted by execution or by such electronic means, this Restricted Stock Award may be cancelled by the Company.
2.
Restrictions
2.1
Subject to the terms of this Agreement, if the Grantee remains employed by the Company as of the applicable vesting date, the Restricted Stock shall vest one-third (1/3) per year on each of the first three (3) anniversaries of the Grant Date set forth herein. For purposes of this

DOCPROPERTY DOCXDOCID DMS=NetDocuments Format=<<ID>>.<<VER>> 4913-8466-0551.2

Agreement, employment with a subsidiary of the Company or service as a member of the Board of Directors of the Company (the “Board”) shall be considered employment with the Company.
2.2
Subject to vesting in accordance with Section 2.1 and the terms of this Agreement, Grantee shall own the vested Restricted Stock free and clear of all restrictions imposed by this Agreement. The Company shall transfer the vested Restricted Stock (less any applicable withholding pursuant to Section 5) to an unrestricted account in the name of the Grantee as soon as practical after each applicable anniversary of the Grant Date on which the Grantee remains employed by the Company.
2.3
In the event, prior to vesting, (i) Grantee dies while actively employed by the Company, or (ii) Grantee has his or her employment terminated by reason of disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) (“Disability”), any Restricted Stock shall become fully vested and nonforfeitable as of the date of Grantee’s death or Disability. The Company shall transfer the Restricted Stock, free and clear of any restrictions imposed by this Agreement to Grantee (or, in the event of death, his or her surviving spouse or, if none, to his or her estate) as soon as practical after his or her date of death or termination for Disability.
2.4
In exchange for receipt of consideration in the form of this Restricted Stock Award, continued employment, and other good and valuable consideration, Grantee reaffirms and agrees to be bound by the confidentiality, inventions, non-solicitation and non-competition provisions set forth in prior agreements between the Grantee and the Company.
2.5
Except for death or Disability as provided in Section 2.3, or except as otherwise provided in a severance agreement with Grantee, if Grantee terminates his or her employment or if the Company terminates Grantee’s employment prior to vesting, the Restricted Stock shall cease to vest further, all of the unvested Restricted Stock shall be immediately forfeited and cancelled, and Grantee shall only be entitled to the Restricted Stock that has vested as of his or her date of termination.
2.6
In the event of a Change of Control (as defined below) prior to vesting, all otherwise unvested Restricted Stock shall become fully vested and nonforfeitable as of the date of the Change of Control. A “Change of Control” shall have the meaning given in the Company’s 2016 Omnibus Incentive Plan (the “Plan”). Notwithstanding the foregoing, if the accelerated vesting contemplated by this Section 2.6 would result in the payment by Grantee of any excise tax provided for in Section 280G and Section 4999 of the Code, then the vesting shall not be accelerated to the extent required to prevent the imposition of such excise tax. The Company shall transfer the Restricted Stock that vests pursuant to this Section 2.6 to Grantee as soon as practical after the date of the Change of Control in accordance with Section 2.2.
2.7
The Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date Grantee becomes vested in the Restricted Stock, and any such attempted sale, assignment, transfer, pledge or other encumbrance shall be null and void. In addition, Grantee shall not sell any shares acquired under this Agreement except as would have been permitted by the terms of the Plan had this Restricted Stock Award been granted under the Plan and at a time when applicable laws, Company policies and any agreement between the Company and its underwriters do not prohibit a sale.

3.
Stock; Dividends; Voting
3.1
The Restricted Stock shall be registered in the name of Grantee as of the respective Grant Date for such shares of Restricted Stock. The Company may evidence the registration of the Restricted Stock in such manner as the Administrator may deem appropriate, including by issuing stock certificates or using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Restricted Stock is vested in accordance with Section 2. The Company reserves the right to place a legend on such stock certificate(s), or an appropriate stop-transfer order in the case of book-entry registration, restricting the transferability of the Restricted Stock and referring to the terms and conditions (including forfeiture) of this Agreement.
3.2
During the period the Restricted Stock is not vested, the Grantee shall not be entitled to receive any dividends or similar distributions declared on such unvested Restricted Stock and Grantee shall not be entitled to vote any such unvested Restricted Stock.
3.3
If (i) the Company shall at any time be involved in a merger or other transaction in which shares of the Company’s common stock (“Shares”) are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities (other than stock purchase rights issued pursuant to a shareholder rights agreement) or other property; (iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the fair market value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Human Capital Management and Compensation Committee of the Board (the “Committee”) necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Restricted Stock Award, then the Committee shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Restricted Stock Award, adjust the number and type of shares subject to this Restricted Stock Award. In any such case, the Committee may also (or in lieu of the foregoing) make provision for a cash payment in exchange for the cancellation of all or a portion of this Restricted Stock Award (without the Grantee’s consent) in an amount determined by the Committee effective at such time as the Committee specifies (which may be the time such transaction or event is effective). However, the number of Shares subject to this Restricted Stock Award must always be a whole number. In any event, this Restricted Stock Award is subject to only such adjustments as are necessary to maintain the relative proportionate interest this Restricted Stock Award represented immediately prior to any such event and to preserve, without exceeding, the value of this Restricted Stock Award. Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Shares are not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Committee may substitute, on an equitable basis as the Committee determines, for each Share then subject to this Restricted Stock Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Shares are or will be entitled in respect of each Share pursuant to the transaction.
4.
No Right to Continued Employment or Additional Grants

Nothing in this Agreement shall be interpreted or construed to confer upon Grantee any right with respect to continuance of employment by the Company or a Subsidiary, nor shall this Agreement interfere in any way with the right of the Company or a Subsidiary to terminate Grantee’s employment at any time or for any reason. Grantee shall not be entitled to any additional awards.

5.
Taxes and Withholding

Grantee shall be responsible for all federal, state, local and foreign taxes payable with respect to this Restricted Stock and dividends or other distributions paid on such Restricted Stock. Grantee shall have the right to make such elections under the Code as are available in connection with this Restricted Stock Award. Grantee shall rely solely on the determinations of Grantee’s own tax advisors or his or her own determinations and not on any statements or representations by the Company or any of its agents with regard to all such tax matters. Grantee acknowledges that it is his or her sole responsibility, and not the Company’s, to make any filings required to make any such elections under the Code, even if Grantee requests that the Company or its representatives make the filings on his or her behalf. Grantee agrees to report the value of the Restricted Stock in a manner consistent with the Company’s reporting for income tax purposes. The Company shall have the right to retain and withhold from any payment or vesting of Restricted Stock or cash the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment or vesting. At its discretion, the Company may require Grantee to reimburse the Company for, or make other arrangements satisfactory to the Company regarding the payment to the Company of, any such taxes required to be withheld and may withhold any distribution or vesting in whole or in part until the Company is so reimbursed or paid. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to Grantee an amount equal to such taxes required to be withheld or withhold and cancel (in whole or in part) a number of shares of Restricted Stock having a market value not less than the amount of such taxes; provided that the amount to be withheld may not exceed the total maximum statutory tax rates associated with the transaction to the extent needed for the Company and its affiliates to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Company requires. Notwithstanding any provisions of this Agreement to the contrary, the Company does not guarantee to Grantee or any other person with an interest in the Restricted Stock Award that the Restricted Stock Award shall receive any specific tax treatment under any applicable tax law, nor in any case will the Company or any affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of the Restricted Stock Award.

6.
Restrictive Covenants

Grantee hereby acknowledges and agrees to comply with and bound by all of the restrictive covenants set forth in Exhibit A.

7.
Other Requirements and Limitations

Income recognized by Grantee pursuant to this Restricted Stock Award shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to Grantee that are maintained by the Company or any affiliate, except as may be provided under the terms of such plans or determined by resolution of the Board. The issuance of Shares in connection with this Restricted Stock Award is subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Restricted Stock Award, the Company has no liability to deliver any Shares or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until Grantee has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under this Restricted Stock Award as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges.

8.
Modification of Agreement; Certain Powers and Authority; Recoupment or Clawback Policy
8.1
The Committee may modify, amend or cancel this Restricted Stock Award, or waive any restrictions or conditions applicable to this Restricted Stock Award; provided that, except as otherwise provided in this Agreement, any modification or amendment that materially diminishes the rights of Grantee, or the cancellation of this Restricted Stock Award, shall be effective only if agreed to by Grantee or any other person(s) as may then have an interest in this Restricted Stock Award, but the Committee need not obtain Grantee (or other interested party) consent for the modification, amendment or cancellation of this Restricted Stock Award as follows: (A) to the extent the Committee deems such action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (B) to the extent the Committee deems necessary to preserve favorable accounting or tax treatment of this Restricted Stock Award for the Company; or (C) to the extent the Committee determines that such action does not materially and adversely affect the value of this Restricted Stock Award or that such action is in the best interest of the Grantee (or any other person(s) as may then have an interest in this Restricted Stock Award).
8.2
Notwithstanding anything to the contrary in this Agreement, the Committee shall have full power and authority to terminate or cause Grantee to forfeit this Restricted Stock Award, and require Grantee to disgorge to the Company any gains attributable to this Restricted Stock Award, if Grantee engages in any action constituting, as determined by the Committee in its discretion, Cause for termination, or a breach of this Agreement or any other agreement between Grantee and the Company or an affiliate concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement or similar obligations.
8.3
This Restricted Stock Award, and any Shares issued pursuant to this Restricted Stock Award, shall be subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, the Company from time to time.

9.
Severability

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

10.
Governing Law

The validity, interpretation, construction, and performance of this Agreement and agreements incorporated by reference herein shall be governed by the laws of the State of Wisconsin without giving effect to the conflicts of laws principles thereof.

11.
Successors in Interest

This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise. This Agreement shall inure to the benefit of Grantee’s legal representatives. All obligations imposed upon Grantee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon Grantee’s heirs, executors, administrators, legal representatives, guardians and successors.

12.
Resolution of Disputes

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction, or application of this Agreement shall be determined by the Administrator in its absolute discretion. Any determination made hereunder shall be final, binding, and conclusive on Grantee and the Company for all purposes.

13.
Pronouns; Including

Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural. Wherever used in this Agreement, the term “including” means “including, without limitation.”

[Remainder of page intentionally left blank, signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Grant Date first above written.

ORION ENERGY SYSTEMS, INC.

___________________________________

By: J. Per Brodin Grantee

Title: Chief Financial Officer

Exhibit A

Restrictive Covenants

A.
Confidential Information. During the employment or service period and thereafter, Grantee will not disclose any Proprietary Information (as defined below) or use any Proprietary Information in any manner adverse to the best interests of Company. All information, data, documents, agreements, files, and other materials that have been or will be furnished directly or indirectly by Company or any of its representatives to Grantee, including, without limitation, trade secrets, software programs, intellectual property, data files, source code, computer chips, system designs and product designs, whether or not marked as confidential, whether furnished prior to, on or after the Grant Date, whether oral, written or electronic, and regardless of the manner in which it was or is furnished, together with any notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials prepared by Company or any of its representatives that contain, reference, reflect or are based upon, in whole or in part, any information, documents, agreements, files, and other materials so furnished to Grantee is referred to herein as “Proprietary Information”. Proprietary Information does not include, however, information that (i) was, is or becomes available to Grantee on a non-confidential basis from a source other than Company or any of its representatives; provided that such other source is not known by Grantee, after reasonable inquiry, to be bound by a confidentiality obligation to Company; (ii) was, is or becomes generally available to or known by the public (other than as a result of a breach by Grantee of this Agreement); (iii) was previously in the possession of Grantee; provided that such information is not known by Grantee, after reasonable inquiry, to be subject to another confidentiality agreement or other obligation of secrecy to Company; or (iv) was independently developed by Grantee without use of the Proprietary Information and without violating any of his obligations under this Agreement or previously as a member of the Board. To the extent that any Proprietary Information may include materials subject to the attorney client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, Grantee agrees that the parties have a commonality of interest with respect to such matters, and it is the mutual desire, intention and understanding of the parties that the sharing of such materials was or is not intended to, and shall not, waive or diminish in any way the confidentiality of such materials or their continued protection under the attorney client privilege, work product doctrine or other applicable privilege. Accordingly, and in furtherance of the foregoing, the parties agree not to claim or contend that either party hereto has waived any attorney client privilege, work product doctrine or any other similar and applicable privilege by providing information pursuant to this Agreement.
B.
No Solicitation of Employees. Grantee agrees that, without the prior written consent of Company, Grantee will not, during the employment or service period and for a period of one year from the end of the employment or service period, directly or indirectly, solicit the services of or employ, as employee, Grantee or otherwise any member of Company’s management; provided, however, that the foregoing shall not preclude (i) the hiring of any Company management employees who apply for employment on their own initiative without direct or indirect inducement or encouragement by consultant; (ii) the solicitation (or employment as a result of the solicitation) of any Company management employees whose employment has been terminated by Company for at least six months at the time of any such solicitation; or (iii) the solicitation (or employment as a result of the solicitation) of any Company management employees through (a) public advertisements or general solicitations that are not specifically targeted at such person(s); or (b) recruiting or search firms not targeting the Company’s management employees.
C.
Other Agreements. Grantee understands and agrees that this Agreement does not and shall not supersede any obligations pertaining to any non-compete, non-solicitation, and confidentiality agreements that Grantee has previously entered into with the Company. Grantee further understands and agrees that, in consideration of the benefits provided to Grantee pursuant to this Agreement, Grantee’s prior agreements are hereby ratified and reaffirmed in all respects and shall remain in full force and effect in accordance with the respective terms thereof. Grantee also agrees that, during the employment or service period and for a period of two years from the end of the employment or service period, not to, directly or indirectly, (i) initiate, propose, support or otherwise participate in any offer to acquire, acquisition, merger, tender offer or other business combination transaction affecting Company; (ii) initiate, propose, support or otherwise participate in any proxy contest, proxy solicitation or shareholder proposal relating to Company; (iii) acquire any additional stock of the Company (other than pursuant to option exercises or stock purchases that are strictly a passive investment and in any event not to exceed total beneficial ownership of five percent (5%) of Company’s fully-diluted outstanding common stock); or (iv) attempt to influence or interfere or otherwise adversely affect the Board, management or the affairs of Company. During the employment or service period and for a period of two years from the end of the employment or service period, Grantee will vote all Company shares beneficially owned by him in favor of any Board recommendation submitted to a vote of Company’s shareholders.
D.
Return of All Company Documents and Property. Excluding Grantee’s personal files and property, promptly after the termination date of employment or service to the Company, Grantee will return to Company all documents and property (including, without limitation, all records, memoranda, notes, correspondence, client information, reports, manuals, plans, computer discs, tapes and files, printouts, software, presentations and the like, including all copies thereof, computers, telephones, PDAs, equipment, and the like) in his possession or under his control pertaining to Company’s business or Proprietary Information. Grantee will not copy or cause to be copied any of Company’s records nor cause a removal of any record, document or property belonging to Company without authorization from Company.
E.
Mutual Non-Disparagement Agreement. From and after the termination date of employment or service to the Company, neither Grantee nor Company will disparage the other party or any of Grantee’s or Company’s clients, directors, officers, employees, shareholders or business operations.